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                                                                     EXHIBIT 5.1

            [FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP LETTERHEAD]

                                                                   212-859-8000
                                                             (FAX: 212-859-4000)

April 25, 2005

Autocam Corporation
4070 East Paris Avenue Southeast
Kentwood, Michigan 49512

Ladies and Gentlemen:

         We have acted as special counsel to Autocam Corporation, a Michigan corporation (the "Company") and each of the guarantors listed on Schedule A hereto (the "Guarantors") in connection with the registration of $140,000,000 in aggregate principal amount of the Company's 10.875% Senior Subordinated Notes due 2014 (the "Notes") which are being registered under the Securities Act of 1933, as amended (the "Securities Act"), and which may be offered and sold from time to time by certain affiliates of the Company in market-making transactions, pursuant to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on April [ ], 2005 (the "Registration Statement"). Pursuant to the Indenture (as defined below) the Notes are unconditionally guaranteed, jointly and severally, on the terms and subject to the conditions set forth in the Indenture. All capitalized terms used herein that are defined in, or by reference in, the Indenture have the meanings assigned to such terms therein or by reference therein, unless otherwise defined herein. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

         In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company and the Guarantors, such certificates of public officials and such other documents and (iii) received such information from officers and representatives of the Company and the Guarantors and others, as we have deemed necessary or appropriate for the purposes of this opinion. We have examined, among other documents, the following:

         (a) the Indenture dated June 10, 2004, as supplemented by the supplemental indenture dated as of June 21, 2004 (the "Indenture"), among the Company, the Guarantors and J.P. Morgan Trust Company, National Association, as trustee (the "Trustee");

         (b)      the Notes; and

         (c)      the Notation of Guarantee.

         The documents referred to in items (a) through (c) above are collectively referred to as the "Documents."

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         In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original or certified documents and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, representations and warranties contained in the Documents and certificates and oral or written statements and other information of or from representatives of the Company, the Guarantors and others and assume compliance on the part of all parties to the Documents with their covenants and agreements contained therein.

         To the extent it may be relevant to the opinions expressed herein, we have assumed (i) that the Notes have been duly authenticated and delivered by the Trustee, (ii) that all of the parties to the Documents (other than the Company) are validly existing and in good standing under the laws of their respective jurisdictions of organization and have the power and authority to (a) execute and deliver the Documents, (b) perform their obligations thereunder and
(c) consummate the transactions contemplated thereby, (iii) that the Documents have been duly authorized, executed and delivered by all of the parties thereto (other than Titan Holdings, Inc., a Delaware corporation and a guarantor ("Titan")) and constitute valid and binding obligations of all the parties thereto (other than Titan) enforceable against such parties in accordance with their respective terms, and (iv) that all of the parties to the Documents will comply with all laws applicable thereto.

         Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

         1. The Notes constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms and are entitled to the benefits of the Indenture.

         2. The guarantee by Titan in the Indenture with respect to the Notes has been duly authorized, and the guarantees by the Guarantors constitute valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms and entitled to the benefits of the Indenture.

         The opinions set forth above are subject to the following qualifications:

         (A) We express no opinion as to the validity, binding effect or enforceability of any provision of the Documents relating to indemnification, contribution or exculpation.

         (B) We express no opinion as to the validity, binding effect or enforceability of any provision of the Documents:

                  (i) containing any purported waiver, release, variation, disclaimer, consent or other agreement of similar effect (all of the foregoing, collectively, a "Waiver") by the Company or the Guarantors under any of such Documents to the extent limited by provisions of applicable law (including judicial decisions), or to the extent that such a Waiver applies to a right, claim, duty, defense or ground for discharge otherwise existing or occurring as a matter of law (including judicial decisions), except to the extent that such a Waiver is effective under, and is not prohibited by or void or invalid under provisions of applicable law (including judicial decisions);

                  (ii) related to (I) forum selection or submission to jurisdiction (including, without limitation, any waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent the validity, binding effect or enforceability of any provision is to be determined by any court other than a court of the State of New York, or (II) choice of governing law to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a court of the State of New York or a federal district court sitting in the State of New York, in each case, applying the law and choice of law principles of the State of New York;

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                  (iii) specifying that provisions thereof may be waived only in writing, to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created that modifies any provision of such agreement; and

                  (iv) purporting to give any person or entity the power to accelerate obligations without any notice to the obligor.

         (C) Our opinions are subject to the following:

                  (i) bankruptcy, insolvency, reorganization, moratorium and other laws now or hereafter in effect affecting creditors' rights generally;

                  (ii) general equitable principles (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits on the availability of equitable remedies) whether such principles are considered in a proceeding in equity or at law; and

                  (iii) the application of any applicable fraudulent conveyance, fraudulent transfer, fraudulent obligation, or preferential transfer law or any law governing the distribution of assets of any person now or hereafter in effect affecting creditors' rights and remedies generally.

         (D) Provisions in the Indenture that provide that the Guarantors' liability thereunder shall not be affected by (i) amendments to, or waivers of, provisions of documents governing the guaranteed obligations, (ii) other actions, events or circumstances that make more burdensome or otherwise change the obligations and liabilities of the Guarantors, or (iii) actions or failures to act on the part of the holders or Trustee, might not be enforceable if such amendments, waivers, actions, events or circumstances change the essential nature of the terms and conditions of the obligation and guarantee of the Guarantors under the Indenture.

         (E) We have assumed that consideration that is fair and sufficient to support the guarantees of each Guarantor under the Indenture, and has been, and would be deemed by a court of competent jurisdiction to have been, duly received by each Guarantor.

         The opinions expressed herein are limited to the laws of the United States of America and the laws of the State of New York and, to the extent relevant, the General Corporation Law of the State of Delaware, each as currently in effect, together with applicable provisions of the Constitution of Delaware and relevant decisional law. The opinions expressed herein are given as of the date hereof, and we undertake no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein or for any other reason.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus that is included in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

         The opinions expressed herein are solely for your benefit in connection with the transaction covered in the first paragraph of this letter and may not be relied upon in any manner or for any purpose by any other person or entity and may not be quoted in whole or in part without our prior written consent.

                                                 Very truly yours,

                                    FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP

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                                   SCHEDULE A

                              Titan Holdings, Inc.

                                Autocam-Pax, Inc.

                          Autocam South Carolina, Inc.

                            Autocam Greenville, Inc.

                            Autocam Acquisition, Inc.

                        Autocam Laser Technologies, Inc.

                           Autocam International Ltd.

                     Autocam International Sales Corporation

                               Autocam Europe B.V.